Exhibit 107
Calculation of Filing Fee Table
Form
S-8
MUELLER INDUSTRIES, INC.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock , par value $0.01 per share	Rule 457(c) and Rule 457(h)	3,000,000 (2)	$69.89	$209,670,000	$ 147.60 per $1,000,000	$30,947.29

Total Offering Amounts					$209,670,000		$30,947.29

Total Fee Offsets							$0.00

Net Fees Due							$30,947.29

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form
S-8
(the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of Mueller Industries, Inc. (the “Registrant”) that become issuable under the Mueller Industries, Inc. 2024 Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents the 3,000,000 Common Shares of the Company reserved and available for issuance under the Plan.

(3)
Estimated solely for calculating the amount of the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on July 29, 2024, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources
Not Applicable